Exhibit 10.27
AMENDMENT TO
KEY EMPLOYEE AGREEMENT
          This Amendment, effective as of December 31, 2008 (“Effective Date”), is entered into by and between Watson Pharmaceuticals, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), and Paul M. Bisaro (the “Executive”). This Amendment amends that certain Key Employee Agreement entered into by and between the Company and Executive dated effective as of August 1, 2007 (the “Agreement”). This Amendment to the Agreement, together with the Agreement, constitutes the entire Agreement as amended through the Effective Date.
          1. Release. Effective as of Effective Date, Section 9 of the Agreement is hereby amended in its entirety to read as follows:
     9. Release. In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B, as may be revised and updated as determined to be appropriate by the Company (the “Release”). Unless the Release is executed by Executive following termination of employment, delivered to the Company within fifty (50) days following the Executive’s termination of employment, and not subsequently revoked, the Company shall not be required to provide any severance benefits pursuant to this Agreement, any vesting of acceleration of Executive’s Awards as provided in this Agreement shall not apply, and Executive’s Awards in such event shall vest or, in the case of stock options, be exercisable following the date of Executive’s termination only to the extent provided under their original terms in accordance with the applicable plan and Award agreements.
          2. Section 409A. Effective as of Effective Date, the Agreement is hereby amended to incorporate a new Section therein to read in its entirety as follows:
Notwithstanding anything contained in this Agreement to the contrary, (i) Subject to Section 9 of this Agreement or any 409A Suspension Period, as defined in Exhibit A, all severance payments payable pursuant this Agreement shall commence within sixty (60) days after the Executive’s Separation from Service, and (ii) no amount deemed deferred compensation subject to Section 409A shall be payable pursuant to the severance pay provisions of this Agreement unless your termination of employment constitutes a Separation from Service. For purposes of this Agreement, Separation from Service shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). The payment of any reimbursement of any expense under this Agreement (including without limitation, any Gross-Up Payments pursuant to Section 7.3 of this Agreement) shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The payment of any bonus earned pursuant to this Agreement shall be made no later than two and one-half months following the end of the fiscal year in which such bonus was earned.
          2. No Other Changes. Except as provided in this Amendment, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of the Effective Date.

WATSON PHARMACEUTICALS, INC.		EXECUTIVE

By:	/s/ CLARE CARMICHAEL	/s/ PAUL M. BISARO

Its:	SVP Human Resources	Paul M. Bisaro

Date: December 22, 2008		Date: December 22, 2008